SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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Seacoast Banking Corporation of Florida

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Seacoast BANKING CORPORATION OF FLORIDA

March 11, 2004

TO THE SHAREHOLDERS OF
SEACOAST BANKING CORPORATION OF FLORIDA:

          You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”), which will be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, April 22, 2004, at 3:00 P.M., Local Time (the “Meeting”).

          Enclosed are the Notice of Meeting, Proxy Statement, Proxy and our 2003 Annual Report to Shareholders (the “Annual Report”). At the Meeting, you will be asked to consider and vote upon the proposals outlined in the Notice of Meeting and described in detail in the Proxy Statement. We hope you can attend the Meeting and vote your shares in person. In any case, we would appreciate you completing the enclosed Proxy and returning it to us as soon as possible. This action will ensure that your preferences will be expressed on the matters that are being considered. If you are able to attend the Meeting, you may vote your shares in person, even if you have previously returned your Proxy.

          We want to thank you for your support this past year. We are proud of our performance in 2003, and we encourage you to review carefully our Annual Report.

          If you have any questions about the Proxy Statement or our Annual Report, please call or write us.

Sincerely,

Dennis S. Hudson III
President & Chief Executive Officer

INTRODUCTION
PROPOSAL 1
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SALARY AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS
PRINCIPAL SHAREHOLDERS
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING
OTHER MATTERS
OTHER INFORMATION

SEACOAST BANKING CORPORATION OF FLORIDA
815 Colorado Avenue
Stuart, Florida 34994

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2004

          Notice is hereby given that the 2004 Annual Meeting of Shareholders of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) will be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, April 22, 2004, at 3:00 P.M., Local Time (the “Meeting”), for the following purposes:

1.	Elect Directors. To re-elect four Class II directors and to elect one new Class II director;

2.	Other Business. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail.

          Only shareholders of record at the close of business on February 20, 2004 are entitled to notice of, and to vote at, the Meeting or any adjournments thereof. All shareholders, whether or not they expect to attend the Meeting in person, are requested to complete, date, sign and return the enclosed Proxy in the accompanying envelope.

By Order of the Board of Directors

Dennis S. Hudson III
President & Chief Executive Officer

March 11, 2004

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY TO SEACOAST IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
OF SEACOAST BANKING CORPORATION OF FLORIDA
April 22, 2004

INTRODUCTION

General

          This Proxy Statement is being furnished to the shareholders of Seacoast Banking Corporation of Florida, a Florida corporation (“Seacoast” or the “Company”), in connection with the solicitation of proxies by Seacoast’s Board of Directors from holders of Seacoast’s common stock (“Common Stock”) for use at the 2004 Annual Meeting of Shareholders of Seacoast to be held on April 22, 2004, and at any adjournments or postponements thereof (the “Meeting”). Unless otherwise clearly specified, the terms “Company” and “Seacoast” include the Company and its subsidiaries.

          The Meeting is being held to consider and vote upon the proposals summarized below under “Summary of Proposals” and described in greater detail elsewhere herein. Seacoast’s Board of Directors knows of no other business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement.

          The 2003 Annual Report to Shareholders (“Annual Report”), including financial statements for the fiscal year ended December 31, 2003, accompanies this Proxy Statement. These materials are first being mailed to the shareholders of Seacoast on or about March 11, 2004.

          The principal executive offices of Seacoast are located at 815 Colorado Avenue, Stuart, Florida 34994, and its telephone number is (772) 287-4000.

Summary of Proposals

          The proposals to be considered at the Meeting may be summarized as follows:

Proposal 1.	To re-elect four Class II directors and to elect one new Class II director;

Proposal 2.	To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

Quorum and Voting Requirements

          Holders of record of shares of the Company’s Common Stock, as of the Record Date (as defined below) are entitled to one vote per share on each matter to be considered and voted upon at the Meeting. As of the Record Date, there were 15,502,542 total votes entitled to be cast by the holders of the outstanding Common Stock.

          To hold a vote on any proposal, a quorum must be present, which is a majority of the total votes entitled to be cast by the holders of the outstanding shares of Common Stock. In determining whether a quorum exists at the Meeting for purposes of all matters to be voted on, all votes “for” or “against,” as well as all abstentions and broker non-votes, will be counted. A “broker non-vote” occurs when a nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

          Proposal 1 requires approval by a “plurality” of the votes cast by the holders of the outstanding shares of Common Stock entitled to vote in the election. This means that Proposal 1 will be approved only if more votes cast at the Meeting are voted in favor of the proposal than are voted against the proposal. Neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether Proposal 1 has received sufficient votes for approval.

          Unless otherwise required by the Company’s Articles of Incorporation or Bylaws, or by applicable law, any other proposal that is properly brought before the Meeting will require approval by the affirmative vote of a plurality of votes cast at the Meeting. With respect to any such proposal, neither abstentions nor broker non-votes will be counted as votes cast for purposes of determining whether the proposal has received sufficient votes for approval.

          Directors and executive officers of the Company beneficially hold approximately 24.38 percent of all the votes entitled to be cast at the Meeting.

Record Date, Solicitation and Revocability of Proxies

          The Board of Directors of Seacoast has fixed the close of business on February 20, 2004 as the record date (“Record Date”) for determining the shareholders entitled to notice of, and to vote at, the Meeting. Accordingly, only holders of record of shares of Common Stock on the Record Date will be entitled to notice of, and to vote at, the Meeting. At the close of business on such date, there were 17,103,647 shares of Common Stock issued and 15,502,542 shares outstanding, which were held by approximately 840 holders of record.

          Shares of Common Stock represented by properly executed Proxies, if such Proxies are received in time and not revoked, will be voted at the Meeting in accordance with the instructions indicated in such Proxies. If a valid Proxy is returned and no instructions are indicated, such shares of Common Stock will be voted FOR Proposal 1, and in the discretion of the proxy holder as to any other matter that may come properly before the Meeting.

          A shareholder who has given a Proxy may revoke it at any time prior to its exercise at the Meeting by either (i) giving written notice of revocation to the Secretary of Seacoast, (ii) properly submitting to Seacoast a duly executed Proxy bearing a later date, or (iii) appearing in person at the Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of Proxies should be addressed as follows: Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994, Attention: Sharon Mehl, Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

General

          The Meeting is being held to, among other things, re-elect four Class II directors of Seacoast, and to elect one new Class II director, each to serve a three year term and until their successors have been elected and qualified. The nominees have been nominated by the Nominating/Governance Committee of the Board of Directors. All of the nominees, except Mr. Thomas E. Rossin, are presently directors of Seacoast. Mr. Rossin was recommended as a candidate for director by the Company’s Chief Exective Officer, Dennis S. Hudson, III. All of the nominees also serve as members of the Board of Directors of Seacoast’s banking subsidiary, First National Bank and Trust Company of the Treasure Coast (the “Bank”). The members of the Boards of Directors of the Bank and the Company are the same except for Marian B. Monroe, and the one nominee, Thomas E. Rossin, who are currently directors of the Bank only.

          As provided in Seacoast’s Articles of Incorporation, the Company’s Board of Directors is divided into three classes: Class I directors, who presently are serving a term expiring at the Company’s 2006 Annual Meeting of shareholders; Class II directors, who presently are serving a term expiring at the Company’s 2004 Annual Meeting of shareholders; and Class III directors, who presently are serving a term ending at the Company’s 2005 Annual Meeting of shareholders. Currently, the Board is classified as follows:

Class	Term	Names of Directors

Class I	Term Expires at the 2006 Annual Meeting	Jeffrey C. Bruner
Christopher E. Fogal
Dale M. Hudson
John R. Santarsiero, Jr.

Class II	Term Expires at the 2004 Annual Meeting	John H. Crane
Jeffrey S. Furst
Dennis S. Hudson, Jr.
Thomas H. Thurlow, Jr.

Class III	Term Expires at the 2005 Annual Meeting	Stephen E. Bohner
Evans Crary, Jr.
T. Michael Crook
A. Douglas Gilbert
Dennis S. Hudson, III

          Upon approval of Proposal 1, the Class II directors will be re-elected for a three-year term expiring at the Company’s 2007 Annual Meeting of shareholders, and Mr. Thomas E. Rossin will become a newly elected Class II director having a three-year term expiring at the Company’s 2007 Annual Meeting of shareholders.

          All shares represented by valid Proxies, and not revoked before they are exercised, will be voted in the manner specified therein. If a valid Proxy is submitted but no vote is specified, the Proxy will be voted FOR the election of each of the five nominees listed below. Although all nominees are expected to serve if elected, if any nominee is unable to serve, then the persons designated as Proxies will vote for the remaining nominees and for such replacements, if any, as may be nominated by Seacoast’s Nominating/Governance Committee. Proxies cannot be voted for a greater number of persons than the number of nominees specified herein (five persons). Cumulative voting is not permitted.

          The affirmative vote of the holders of shares of Common Stock representing a plurality of the votes cast at the Meeting at which a quorum is present is required for the election of the directors listed below.

          The nominees have been nominated by Seacoast’s Nominating/Governance Committee, and the Board of Directors unanimously recommends a vote “FOR” the election of all five nominees listed below.

          The following table sets forth the name and age of each nominee for director, as well as each incumbent director who is not a nominee and each executive officer of the Company who is not a director or nominee, the year in which he was first elected a director or executive officer, as the case may be, a description of his position and offices with Seacoast or the Bank, a brief description of his principal occupation and business experience, and the number of shares of Common Stock beneficially owned by him as of February 20, 2004. See “Corporate Governance.”

		Shares of
Name, Age, Director Class		Common		Percentage of
and Year First Elected or		Stock		Common
Appointed a Director		Beneficially		Stock
or Executive Officer	Information About Nominees for Director	Owned (1)		Outstanding (l)

John H. Crane (74) Class II, 1983	Mr. Crane is retired, but served as Vice President of C&W Fish Company, Inc., a fish processing plant located in the Stuart, Florida area, from 1982 through 2000. He also served as President of Krauss & Crane, Inc., an electrical contracting firm located in Stuart, Florida, from 1957 through 1997.	32,897	(2)	(3)

Jeffrey S. Furst (59) Class II, 1997	Mr. Furst was elected Property Appraiser for St. Lucie County, Florida in 2000. He has been a real estate broker since 1973 and is the former owner of Sun Realty, Inc. in Port St. Lucie, Florida.	154,485	(4)	1.00%

Dennis S. Hudson, Jr. (76) Class II, 1983 (5)	Mr. Hudson served as Chairman of the Board of Seacoast from 1990 to June 1998, when he retired.	1,345,696	(6)	8.68%

Thomas E. Rossin (70) Class II, 2004	Mr. Rossin is a practicing attorney in West Palm Beach, Florida, since 1993. He served as a Florida State Senator from 1994 to 2002, the last two years as minority leader, and was a candidate for Florida Lt. Governor in 2002. Prior to his political career, he served as President, CEO and Director of The Flagler Bank Corporation, located in West Palm Beach, Florida, from 1974 to 1993. Prior thereto, he served as Vice Chairman and Director of First Bancshares of Florida from 1971 to 1974 and President and CEO of First National Bank in Riviera Beach, Florida from 1967 to 1971.	1,000	(7)	(3)

Thomas H. Thurlow, Jr. (67) Class II, 1983 (5)	Mr. Thurlow has been an officer and a director of Thurlow & Thurlow, P.A., a law firm in Stuart, Florida, since 1981, and has practiced law in Stuart, Florida, since 1961.	37,863	(8)	(3)

Name, Age, Director Class		Shares of
and Year First Elected or		Common Stock		Percentage of
Appointed a Director		Beneficially		Common Stock
or Executive Officer	Information About Incumbent Directors	Owned (1)		Outstanding (l)

Stephen E. Bohner (51) Class III, 2003	Mr. Bohner has been President and owner of Premier Realty Group, a real estate company located in Sewalls Point, Florida, since 1987.	330		(3)

Jeffrey C. Bruner (53) Class I, 1983 (9)	Mr. Bruner has been a self-employed real estate investor in Stuart, Florida, since 1972.	24,159	(10)	(3)

Evans Crary, Jr. (74) Class III, 1983	Mr. Crary is a retired partner of Crary, Buchanan, Bowdish, Bovie, Beres, Negron & Thomas, Chartered (Crary-Buchanan), a law firm located in Stuart, Florida. Mr. Crary has practiced law in Stuart, Florida, since 1952.	20,664		(3)

T. Michael Crook (56) Class III, 2003 (9)	Mr. Crook has been a principal with the public accounting firm of Proctor, Crook & Crowder, CPA, P.A., located in Stuart, Florida, since 1979. He was previously a director of Barnett Bank of Martin County’s Board of Directors for 11 years.	5,172.58		(3)

Christopher E. Fogal (52) Class I, 1997	Mr. Fogal, a certified public accountant, has been a managing partner of Fogal, Lynch, Johnson & Long, a public accounting firm located in Ft. Pierce, Florida, since 1979.	23,137	(11)	(3)

A. Douglas Gilbert (62) Class III, 1990	Mr. Gilbert, Senior Executive Vice President of Seacoast, was named Chief Operating Officer of Seacoast and President of the Bank in June 1998. Mr. Gilbert has served as Chief Credit Officer of Seacoast since July 1990, and was Chief Banking Officer from September 1992 to October 1995. He was named Chief Operating and Credit Officer of the Bank in October 1994.	184,632	(12)	1.19%

Dale M. Hudson (69) Class I, 1983 (5)	Mr. Hudson was named Chairman of Seacoast in June 1998. He previously served as Chief Executive Officer of Seacoast from 1992, as President of Seacoast from 1990, and as Chairman of the Board of the Bank from September 1992.	1,620,671	(13)	10.45%

Name, Age, Director Class		Shares of		Percentage of
and Year First Elected or		Common Stock		Common
Appointed a Director		Beneficially		Stock
or Executive Officer	Information About Incumbent Directors	Owned (1)		Outstanding (l)

Dennis S. Hudson, III (48) Class III, 1984 (5)	Mr. Hudson was named President and Chief Executive Officer of Seacoast in June 1998 and has served as Chief Executive Officer of the Bank since 1992. Previously, he was Chief Operating Officer of Seacoast from 1990 and President of the Bank from 1992.	1,370,555	(14)	8.84%

John R. Santarsiero, Jr. (59) Class I, 1983	Mr. Santarsiero has been President and owner of SunCepts, Inc., a manufacturing and distribution company whose principal product is multi-functional eyeglass cord/covers, since 2002. He has been a private investor since 1988.	25,680		(3)

		Shares of
Name, Age, Director Class		Common		Percentage of
and Year First Elected or		Stock		Common
Appointed a Director	Information About Executive Officers	Beneficially		Stock
or Executive Officer	Who Are Not Also Directors or Nominees:	Owned (1)		Outstanding (l)

C. William Curtis, Jr. (65) 1995	Mr. Curtis, Senior Executive Vice President of Seacoast and the Bank, has served as Chief Banking Officer of Seacoast and the Bank since October 1995, and was named President of the Bank’s Indian River County operations in October 1999. Mr. Curtis formerly was Area President of First Union Bank in Sarasota and Manatee Counties, a $970 million banking unit with 21 offices.	147,132	(15)	(3)

William R. Hahl (54) 1990	Mr. Hahl, Executive Vice President/ Finance Group, has served as the Chief Financial Officer of Seacoast and the Bank since July 1990.	64,764	(16)	(3)

Nominees and executive officers as a group (16 persons)		3,936,729.58		25.39%

(1)	Information relating to beneficial ownership of Common Stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in the rules of the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial ownership. Accordingly, nominees are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Except as indicated in other notes to this table describing special relationships with other persons and specifying shared voting or investment power, directors possess sole voting and investment power with respect to all shares of Common Stock set forth opposite their names.

(2)	All 32,897 shares are held jointly with Mr. Crane’s wife, as to which shares Mr. Crane may be deemed to share both voting and investment power.

(3)	Less than 1 percent.

(4)	Includes 20,027 shares held by the trustee for an Individual Retirement Account (“IRA”) of Mr. Furst, 93,670 shares held jointly with Mr. Furst’s wife, and 660 shares held jointly with Mr. Furst’s mother, as to which shares Mr. Furst may be deemed to share both voting and investment power. Also includes 21,281 shares held by Mr. Furst’s wife, as to which shares Mr. Furst may be deemed to share both voting and investment power and as to which shares Mr. Furst disclaims beneficial ownership.

(5)	Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Dale M. Hudson is married to the sister of Thomas H. Thurlow, Jr. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson.

(6)	Includes 1,121,778 shares held by Sherwood Partners, Ltd., a family limited partnership (“Sherwood Partners”) of which Mr. Hudson, his wife, Anne P. Hudson, and his son, Dennis S. Hudson, III, are general partners, and Mr. Hudson, his wife, his children and certain trusts are limited partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his interest in Sherwood Partners. Also includes 156,476 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share both voting and investment power and as to which shares Mr. Hudson disclaims beneficial ownership.

(7)	These shares were purchased subsequent to the Record Date.

(8)	Includes 5,197 shares owned by Mr. Thurlow’s wife, as to which shares Mr. Thurlow may be deemed to share both voting and investment power. Also includes 22,275 shares held in trust for the benefit of Mr. Thurlow’s mother, as to which Mr. Thurlow, as trustee, may be deemed to have voting and investment power with respect to such shares. Also includes 5,194 shares held by Mr. Thurlow’s mother, as to which shares Mr. Thurlow and his sister hold power of attorney and therefore may be deemed to share voting and investment power.

(9)	Mr. Bruner is married to Mr. Crook’s sister.

(10)	Includes 891 shares held jointly with Mr. Bruner’s wife, 7,095 shares held by Mr. Bruner as custodian for his son, and 13,200 shares held by Mr. Bruner as custodian for his two nephews, as to which shares Mr. Bruner may be deemed to share both voting and investment power. Also includes 300 shares held by Mr. Bruner’s son, as to which shares Mr. Bruner may be deemed to share both voting and investment power and as to which shares Mr. Bruner disclaims beneficial ownership.

(11)	All 23,137 shares are held jointly with Mr. Fogal’s wife, as to which shares Mr. Fogal may be deemed to share both voting and investment power.

(12)	Includes 20,829 shares held jointly with Mr. Gilbert’s wife, as to which shares Mr. Gilbert may be deemed to share voting and investment power. Also includes 660 shares held in Mr. Gilbert’s IRA and 121,070 shares that Mr. Gilbert has the right to acquire by exercising options that are exercisable within 60 days after the Record Date. Also includes 31,451 shares held by Mr. Gilbert’s wife and 330 shares held by Mr. Gilbert’s son, as to which shares Mr. Gilbert may be deemed to share both voting and investment power and as to which shares Mr. Gilbert disclaims beneficial ownership.

(13)	Includes 1,456,121 shares held by Monroe Partners, Ltd., a family limited partnership (“Monroe Partners”) of which Mr. Hudson and his wife, Mary T. Hudson, are general partners. Mr. Hudson may be deemed to share both voting and investment power with respect to such shares with the other general partner, and as to which Mr. Hudson disclaims beneficial ownership, except to the extent of his 50 percent interest in Monroe Partners. Also includes 164,550 shares held jointly with Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power.

(14)	Includes 1,121,778 shares held by Sherwood Partners of which Mr. Hudson and his mother and father, Anne P. Hudson and Dennis S. Hudson, Jr., are general partners. Mr. Hudson may be deemed to share voting and investment power with respect to such shares with the other general partners, and as to which

Mr. Hudson disclaims beneficial ownership, except to the extent of his 14.7 percent interest in Sherwood Partners and as sole trustee of two grantor trusts that collectively own a 21.9 percent limited interest in the partnership and of which he is one of four remainder beneficiaries. Also includes 71,610 shares held jointly with Mr. Hudson’s wife and 24,200 shares held by Mr. Hudson’s wife, as to which shares Mr. Hudson may be deemed to share voting and investment power. Also includes 132,000 shares that Mr. Hudson has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(15)	Includes 1,653 shares held jointly with Mr. Curtis’ wife, 52,546 shares held by Mr. Curtis’ wife and 110 shares held jointly by Mr. Curtis’ wife, daughters and daughter-in-laws, as to which shares Mr. Curtis may be deemed to share voting and investment power. Also includes 92,400 shares that Mr. Curtis has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

(16)	Includes 15,000 shares held jointly with Mr. Hahl’s wife and 264 shares held by Mr. Hahl as custodian for his granddaughters, as to which shares Mr. Hahl may be deemed to share both voting and investment power. Also includes 49,500 shares that Mr. Hahl has the right to acquire by exercising options that are exercisable within 60 days after the Record Date.

CORPORATE GOVERNANCE

Independent Directors

          The Company’s Common Stock is listed on the Nasdaq National Market. Nasdaq requires that a majority of the Company’s directors be “independent,” as defined by the Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director (or, in some cases, a member of a director’s immediate family) has, or in the past three years had, certain relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that a majority of the Company’s directors are independent directors under the Nasdaq rules. Included among the Company’s independent directors are the following current directors and nominees for director: Stephen E. Bohner, John H. Crane, Evans Crary, Jr., T. Michael Crook, Christopher E. Fogal, Jeffrey S. Furst, Thomas E. Rossin, and John R. Santarsiero, Jr.

Independent Director Meetings in Executive Sessions

          The Company’s independent directors, as defined under the Nasdaq rules, have established a policy to meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time.

Director Nominating Process

          The Nominating/Governance Committee annually reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes and personal and professional backgrounds needed by the Company, consistent with applicable Nasdaq and regulatory requirements.

          The Company’s Nominating/Governance Committee identifies nominees for directors primarily based upon suggestions from current directors and executives. Director candidates are interviewed by the Chair of the Nominating/Governance Committee and at least one other member of the Nominating/Governance Committee. The full Board formally nominates candidates for director to be included in the slate of directors presented for shareholder vote based upon the recommendations of the Nominating/Governance Committee following this process.

          Any Company shareholder entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend, pursuant to Section 6.03 of the Company’s Articles of Incorporation, to the Company’s Nominating/Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 60 days nor more than 90 days prior to the anniversary of the Company’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than 20 days from such anniversary date, within 10 days after the date that the Company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the 10th day following the date on which notice of the special meeting was first mailed to shareholders. Recommendations meeting these requirements will be brought to the attention of the Company’s Nominating/Governance Committee. Candidates for director recommended by shareholders are afforded the same consideration as candidates for director identified by Company directors, executive officers or search firms, if any, employed by the Company.

Shareholder Communications

          The Company’s Corporate Governance Guidelines provide for a process by which shareholders may communicate with the Board, a Board committee or the non-management directors as a group, or other individual directors. Shareholders who wish to communicate with the Board, a Board committee or any other directors or individual director may do so by sending written communications addressed to the Board of Directors of Seacoast Banking Corporation of Florida, a Board committee or such group of directors or individual director, c/o Corporate Secretary, Seacoast Banking Corporation of Florida, 815 Colorado Avenue, Stuart, Florida 34994. All communications will be compiled by the Company’s Secretary and submitted to the Board, a committee of the Board or the appropriate group of directors or individual director, as appropriate, at the next regular meeting of the Board.

Corporate Governance Guidelines

          The Board has adopted Corporate Governance Guidelines that give effect to the Nasdaq corporate governance listing standards and various other corporate governance matters.

Code of Conduct and Ethics

          The Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees and a Code of Ethics for Financial Professionals applicable to the Company’s Chief Executive and its financial officers, both of which are available, without charge, upon written request to Seacoast Banking Corporation of Florida, c/o Corporate Secretary, 815 Colorado Avenue, Stuart, Florida 34994. These codes comply with Nasdaq and SEC requirements.

Board Meeting Attendance

          The Board of Directors held six meetings during 2003. All of the directors attended at least 75 percent of the total number of meetings of the Board except Messrs. Crary and Santarsiero, who attended 67 percent and 50 percent of the meetings, respectively. All directors attended at least 75 percent of the meetings of Board committees on which they served. All of the Company’s incumbent Directors were in attendance at the Company’s 2003 Annual Meeting. The Company encourages all its directors to attend its annual shareholders’ meetings and all meetings of the Board and committees on which the directors serve.

Board Committees

          Seacoast’s Board of Directors has three standing committees: the Salary and Benefits Committee, the Audit Committee and the Nominating/Governance Committee. The Salary and Benefits Committee and the Audit Committee both serve the same functions for the Company and the Bank.

          Salary and Benefits Committee. The Company’s Salary and Benefits Committee is composed of Messrs. Crary (Chairman), Bohner, Furst and Santarsiero, all of whom are independent directors as defined in the Nasdaq rules. The Committee has the authority set forth in its Charter, including determining the compensation of the Company’s and the Bank’s executive officers and employees, and administers various aspects of the Company’s benefit and incentive plans. This committee has the power to administer the provisions of the Company’s Profit Sharing Plan, Employee Stock Purchase Plan, the Seacoast Banking Corporation of Florida 1991 Stock Option and

Stock Appreciation Right Plan (the “1991 Incentive Plan”), the Seacoast Banking Corporation of Florida 1996 Long-Term Incentive Plan (the “1996 Incentive Plan”), the Seacoast Banking Corporation of Florida 2000 Long-Term Incentive Plan (the “2000 Incentive Plan”), the Non-Employee Directors Stock Compensation Plan (the “Directors Stock Plan”) and the Executive Deferred Compensation Plan (the “Compensation Deferral Plan”). This Committee held seven meetings in 2003. See “Salary and Benefits Committee Report.”

          Audit Committee. The Audit Committee is composed of Messrs. Fogal (Chairman), Crane, Crary and Crook, all of whom are “independent directors,” as defined in the Nasdaq rules. The Audit Committee has the responsibilities set forth in the Audit Committee Charter, including reviewing Seacoast and its subsidiaries’ financial statements and internal accounting controls, and reviewing reports of regulatory authorities and determining that all audits and examinations required by law are performed. It appoints the independent auditors, reviews their audit plan, and reviews with the independent auditors the results of the audit and management’s response thereto. The Audit Committee also reviews the adequacy of the internal audit budget and personnel, the internal audit plan and schedule, and results of audits performed by the internal audit staff. The Audit Committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The Audit Committee periodically reports its findings to the Board of Directors. The Audit Committee met 10 times during 2003.

          Nominating/Governance Committee. The Nominating/Governance Committee is composed of Messrs. Furst (Chairman), Bohner and Santarsiero, all of whom are independent directors as defined in the Nasdaq rules. The purpose of this Committee is to identify individuals qualified to become members of the Board of Directors of the Company and/or the Bank, and recommend to the Board of the Company and the Bank the director nominees for the next annual meeting of shareholders. The Committee also takes a leadership role in shaping corporate governance policies and practices including recommending to the Board the corporate governance guidelines applicable to the Company and monitoring Company compliance with said policies and guidelines for the purpose of nominating persons to serve on the Board. The responsibilities and duties of the Nominating Governance Committee are more fully set out in the Committee’s Charter, which is attached as Exhibit A to this proxy statement. The Committee held four meetings during 2003.

          In addition to the standing committees of the Seacoast’s Board of Directors, the Bank’s Board of Directors has the following standing committees: Executive Committee, Investment Committee, Trust Committee and the Directors Loan Committee. Such committees perform those duties customarily performed by similar committees at other financial institutions.

Compensation of Directors

          Board members who are not executive officers of the Company are paid an annual retainer of $23,000 for their service as directors of the Company and its subsidiaries. In addition to the annual retainers, non-management Board members receive $700 for each Board meeting attended, $700 for each committee meeting attended and $800 for each committee meeting chaired. The members of the Salary and Benefits Committee, Audit Committee and Nominating/Governance Committee receive an additional $100 for each of these committee meetings attended and $200 for each of these committee meetings chaired.

Executive Officers

          Executive officers are appointed annually at the organizational meeting of the respective Boards of Directors of Seacoast and the Bank following the annual meetings of shareholders, to serve until the next annual meeting and until successors are chosen and qualified.

Management Stock Ownership

          As of February 20, 2004, based on available information, all directors and executive officers of Seacoast as a group (16 persons) beneficially owned approximately 3,779,960 outstanding shares of Common Stock, constituting 24.38 percent of the total number of shares of Common Stock outstanding at that date. Seacoast’s directors and executive officers beneficially owned, as of that date, outstanding shares of Common Stock having

3,779,960 votes, or 24.38 percent of the total votes represented by Common Stock outstanding on the Record Date and entitled to vote at the Annual Meeting. In addition, as of the Record Date, various subsidiaries of Seacoast, as fiduciaries, custodians, and agents, had sole or shared voting power over 70,014 outstanding shares, or 0.45 percent of the outstanding shares, of Seacoast Common Stock, including shares held as trustee or agent of various Seacoast employee benefit and stock purchase plans. See “Quorum and Voting Requirements,” “Record Date, Solicitation and Revocability of Proxies” and “Principal Shareholders.”

EXECUTIVE COMPENSATION

          Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to its chief executive officer and other executive officers, including the four other most highly compensated executive officers (collectively, the “Named Executive Officers”). The disclosure requirements for the Named Executive Officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting these individuals.

          The following report reflects Seacoast’s compensation philosophy as endorsed by the Board of Directors and the Salary and Benefits Committee and resulting actions taken by Seacoast for the reporting periods shown in the various compensation tables supporting the report. The Salary and Benefits Committee either approves or recommends to the Board of Directors payment amounts and award levels for executive officers of Seacoast and its subsidiaries.

Salary and Benefits Committee Report

     General

          The Salary and Benefits Committee of the Board of Directors is composed of four members, all of whom are independent directors as defined in the Nasdaq rules. The Board of Directors designates the members and Chairman of such committee.

     Compensation Policy

          The policies that govern the Salary and Benefits Committee’s executive compensation decisions are designed to align changes in total compensation with changes in the value created for the Company’s shareholders. The Salary and Benefits Committee believes that compensation of executive officers and others should be directly linked to Seacoast’s operating performance and that the achievement of performance objectives over time is the primary determinant of share price.

          The underlying objectives of the Salary and Benefits Committee’s compensation strategy are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for Seacoast, to link executive and shareholder interests through equity-based plans, and to provide a compensation package that recognizes individual contributions as well as overall business results. At Seacoast, performance-based executive officer compensation includes: base salary, short-term annual cash incentives, and long-term stock and cash incentives.

          During 2003, the Committee retained the services of a professional consulting firm to review the Company’s executive compensation program and to comment on its design, competitiveness, and effectiveness. The firm evaluated the Company’s business model and compared a number of Seacoast’s executive positions, including that of the CEO and COO, to 30 other publicly held regional banks and holding companies of comparable size in the United States. Seacoast compensation was also compared to 14 Florida-based publicly traded banks and thrifts having a median asset size of $1.34 billion. The consultant’s report indicated that Seacoast’s business model relies more upon relationship banking than its competitors, and that this requires the recruiting and retention of superior personnel.

          Seacoast’s overall executive compensation program was found to be reasonable when compared to other similar organizations. The review recommended several items to better align compensation programs with corporate performance for the named executive officers, including increasing the size and frequency of granting options and restricted stock awards. After fully considering the review, the Committee approved changes to Seacoast’s executive compensation program, including an increase in annual incentive targets to more competitive levels with greater upside opportunity for superior results. In addition the Committee approved change in control agreements and equity awards for the CEO and COO, as well as other key executives. The equity awards include both stock options and stock grants, which are subject to certain time-based and performance-based vesting requirements.

     Base Salary and Increases

          In establishing executive officer salaries and increases, the Committee considers individual annual performance and the relationship of total compensation to the defined salary market. The decision to increase base pay is recommended by the chief executive officer and approved by the Salary and Benefits Committee using performance results documented and measured annually. Information regarding salaries paid in the market is obtained through formal salary surveys and other means, and is used to evaluate competitiveness with Seacoast’s peers and competitors. Seacoast’s general philosophy is to provide base pay competitive with the market, and to reward individual performance while positioning salaries consistent with Company performance.

     Short-Term Incentives

          Seacoast’s Key Manager Incentive Plan seeks to align short-term cash compensation with individual performance and performance for the shareholders. Funding for this annual incentive plan is dependent on Seacoast first attaining a defined performance threshold for earnings per share. Once this threshold is attained, the Salary and Benefits Committee, using recommendations from the Company’s chief executive officer, approves awards to those officers who have made superior contributions to Company profitability as measured and reported through individual performance goals established at the beginning of the year. As specified in the plan, the payout schedule is designed to pay a smaller number of officers the highest level of funded cash incentives to ensure that a meaningful reward is provided to the organization’s top performers. This philosophy better controls overall compensation expenses by reducing the need for significant annual base salary increases as a reward for past performance, and places more emphasis on annual profitability and the potential rewards associated with future performance. Salary market information is used to establish competitive rewards that are adequate in size to motivate strong individual performance during the year. The Key Manager Incentive Plan paid an aggregate of $362,000 in 2003, which was distributed among 14 persons.

     Long-Term Incentives

          Stock options granted under Seacoast’s long-term incentive plans, the 1991 Incentive Plan, the 1996 Incentive Plan, and the 2000 Incentive Plan are designed to motivate sustained high levels of individual performance and align the interests of key employees with those of the Company’s shareholders by rewarding capital appreciation and earnings growth. Upon the recommendation of the chief executive officer, and subject to approval by the Salary and Benefits Committee, stock options are awarded periodically to those key officers whose performance has made a significant contribution to Seacoast’s long-term growth. Based on its review of the recommendations made by the independent third party retained for such purpose, on November 17, 2003, the Committee awarded options on 215,800 shares of Common Stock to 29 key employees under the 2000 Incentive Plan, including three of the Named Executive Officers. These options were priced at the closing price of the Company’s Common Stock on the day of the grant. On the same date, restricted stock awards totaling 145,100 shares of Common Stock were granted to 10 key managers, including four of the Named Executive Officers, under the 2000 Incentive Plan. Of the restricted stock awarded, 18,110 shares vest on the first anniversary of the grant date and 56,440 shares vest over the following four years at the rate of 20 percent per year, subject to the continued employment of the recipient. The remainder of the restricted stock awards are performance-based and will vest, subject to the continued employment of the recipient, over a five-year performance period based on the Company’s earnings per share growth over the performance period.

     Deduction Limit

          At this time, because of its compensation levels, Seacoast does not appear to be at risk of losing deductions under Section 162(m) of the Code, which generally establishes, with certain exceptions, a $1 million deduction limit on executive compensation for all publicly held companies. As a result, Seacoast has not established a formal policy regarding such limit, but will evaluate the necessity for developing such a policy in the future.

     Chief Executive Pay

          The Salary and Benefits Committee formally reviews the compensation paid to the chief executive officers of the Company and the Bank during the first quarter of each year. Final approval of the chief executives’ compensation is made by the Board of Directors. Changes in base salary and the awarding of cash and stock incentives are based on overall financial performance and profitability related to objectives stated in the Company’s strategic performance plan and the initiatives taken to direct the Company. In addition, utilizing published surveys, databases, and proxy statement data, including, for example, public information compiled from the SNL Executive Compensation Review and the Wyatt Financial Institution Benchmark Compensation Report (collectively, the “Survey Data”), the Salary and Benefits Committee surveyed the total compensation of chief executive officers of comparable-sized financial institutions located in comparable markets nationally, as well as of similarly-sized, locally-based public banks and thrifts.

          After reviewing the findings of the independent consultant retained in 2003 for such purpose and the Survey Data, the salary for Mr. Dennis S. Hudson, III, President and Chief Executive Officer of Seacoast, was increased by $31,658 to $453,758 annually, beginning in 2004. This adjustment maintained Mr. Hudson’s total compensation at the median of the comparative groups. During 2003, earnings growth for Seacoast was adversely affected primarily by the effects of the declining interest rate environment on net interest margin. Accordingly, Mr. Hudson III’s cash incentive award under the Key Manager Incentive Plan was reduced from $125,000 earned in 2002 to $45,000 in 2003.

     Summary

          In summary, the Salary and Benefits Committee believes that Seacoast’s compensation program is reasonable and competitive with compensation paid by other financial institutions of similar size. The program is designed to reward managers for strong personal, Company and share value performance. The Salary and Benefits Committee monitors the various guidelines that make up the program and reserves the right to adjust them as necessary to continue to meet Company and shareholder objectives.

          Salary and Benefits Committee:

          Evans Crary, Jr., Chairman
          Stephen E. Bohner
          Jeffrey S. Furst
          John R. Santarsiero, Jr.

March 11, 2004

Audit Committee Report

          The Audit Committee monitors the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee operates under a written charter originally adopted by the Board of Directors on June 20, 2000, and subsequently revised in 2003 to reflect changes required by the Sarbanes-Oxley Act and the National Association of Securities Dealers, Inc. (“NASD”). The Audit Committee’s charter was first published in its entirety as Exhibit A to the Company’s 2001 Proxy Statement. This year the Committee revised its written charter following the adoption of new Nasdaq governance standards, which was then approved by the Board of Directors. The revised charter is included as Exhibit B to this proxy statement. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2003 and particularly with regard to the Company’s audited consolidated financial statements as of December 31, 2003 and 2002 and for the three years in the period ended December 31, 2003.

          The Audit Committee currently is composed of four persons, all of whom are “independent,” as defined by the NASD. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries, has engaged in any nonexempt business transaction or has any nonexempt business or family relationship with the Company or any of its subsidiaries or affiliates. In addition, the Board of Directors has determined that Christopher E. Fogal, Chairman of the Committee, is both “independent” under NASD rules and an “audit committee financial expert” as defined by the SEC. The Audit Committee also serves as the audit committee of the Bank.

          The Company’s management has the primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls and reporting. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of the Company’s financial reporting process and system of internal controls and to monitor the independence and performance of the Company’s independent auditors and internal auditors.

          The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. To carry out its responsibilities, the Audit Committee met 10 times during 2003.

          In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

          The Audit Committee also reviewed with the Company’s independent auditors, PricewaterhouseCoopers LLP, their judgments as to the quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with PricewaterhouseCoopers LLP, its independence from management and the Company, including the written disclosures, letter and other matters required of PricewaterhouseCoopers LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee also considered whether the provision of services during 2003 by PricewaterhouseCoopers LLP that were unrelated to its audit of the financial statements referred to above and to their reviews of the Company’s interim financial statements during 2003 is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with being independent.

          Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

          In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board that the Company retain PricewaterhouseCoopers LLP as the Company’s independent auditors for 2004. The Board has approved and ratified such recommendation. In addition, the Committee has approved the scope of non-audit services anticipated to be performed by PricewaterhouseCoopers LLP in 2004 and the estimated budget for those services.

          Audit Committee:

          Christopher E. Fogal, Chairman
          John H. Crane, Member
          Evans Crary, Jr., Member
          T. Michael Crook, Member

March 11, 2004

          The table below sets forth certain elements of compensation for the Named Executive Officers of Seacoast or the Bank for the periods indicated.

Summary Compensation Table

		Annual Compensation		Long Term Compensation

						Securities	All
				Restricted Stock		Underlying	Other
	Year	Salary	Bonus	Awards		Options/SARs	Compensation
Name and Principal Position(a)	(b)	($)(c)	($) (1) (d)	($)(f)		(#)(g)	($) (i)

Dennis S. Hudson, III	2003	$422,015	$45,000	$298,900	(2)	75,000	$39,431	(3)
President & Chief Executive	2002	402,006	125,000	—		—	46,919
Officer of Seacoast, Chairman	2001	359,800	125,000	—		—	44,366
and Chief Executive Officer of the Bank

Dale M. Hudson	2003	$245,008	—	—		—	$27,554	(4)
Chairman of Seacoast	2002	233,001	—	—		—	27,420
	2001	231,850	—	—		—	33,203

A. Douglas Gilbert	2003	$417,014	$100,000	$597,800	(5)	—	$42,041	(6)
Senior Executive Vice President	2002	397,006	180,000	—		—	50,462
& Chief Operating & Credit	2001	354,150	175,000	—		—	46,748
Officer of Seacoast, President & Chief Operating & Credit Officer of the Bank

C. William Curtis, Jr.	2003	$261,729	$40,000	$68,320	(7)	15,000	$28,066	(8)
Senior Executive Vice President	2002	248,054	100,000	—		—	30,896
& Chief Banking Officer of	2001	229,166	80,000	—		—	31,750
Seacoast and the Bank

William R. Hahl	2003	$223,908	$33,000	$56,364	(9)	13,000	$22,082	(10)
Executive Vice President & Chief	2002	209,403	55,000	—		—	23,688
Financial Officer of Seacoast	2001	197,400	50,000	—		—	25,358
and the Bank

(1)	Incentive cash compensation paid for results achieved during the applicable fiscal year in accordance with the Key Manager Incentive Plan as well as certain other bonuses related to performance or deemed necessary to attract new management. See “Salary and Benefits Committee Report.”

(2)	This amount represents a restricted stock award of 17,500 shares of Common Stock, which was awarded to Mr. Hudson on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003. One fifth of the shares covered by this award will vest on November 17, 2004, and the remaining shares will, as long as Mr. Hudson remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter. Mr. Hudson has full voting and dividend rights with respect to the restricted stock during the vesting period.

(3)	This includes $900 in excess life insurance benefits, $10,000 in employer matching contributions to the Profit Sharing Plan, $4,000 in profit sharing, $4,000 in employer discretionary retirement contributions, $19,981 in employer matching contributions to the Executive Deferred Compensation Plan (the “Compensation Deferral Plan”) and $550 paid by the employer into the Cafeteria Plan.

(4)	This includes $4,953 in excess life insurance benefits, $10,000 in employer matching contributions to the Profit Sharing Plan, $4,000 in profit sharing, $4,000 in employer discretionary retirement contributions, $4,051 in employer matching contributions to the Compensation Deferral Plan and $550 paid by the employer into the Cafeteria Plan.

(5)	This amount represents a restricted stock award of 35,000 shares of Common Stock, which was awarded to Mr.

Gilbert on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003. One fifth of the shares covered by this award will vest on November 17, 2004, and the remaining shares will, as long as Mr. Gilbert remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter. Mr. Gilbert has full voting and dividend rights with respect to the restricted stock during the vesting period.

(6)	This includes $3,960 in excess life insurance benefits, $10,000 in employer matching contributions to the Profit Sharing Plan, $4,000 in profit sharing, $4,000 in employer discretionary retirement contributions, $19,531 in employer matching contributions to the Compensation Deferral Plan and $550 paid by the employer into the Cafeteria Plan.

(7)	This amount represents a restricted stock award of 4,000 shares of Common Stock, which was awarded to Mr. Curtis on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003. One fifth of the shares covered by this award will vest on November 17, 2004, and the remaining shares will, as long as Mr. Curtis remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter. Mr. Curtis has full voting and dividend rights with respect to the restricted stock during the vesting period.

(8)	This includes $3,960 in excess life insurance benefits, $10,000 in employer matching contributions to the Profit Sharing Plan, $4,000 in profit sharing, $4,000 in employer discretionary retirement contributions, $5,556 in employer matching contributions to the Compensation Deferral Plan and $550 paid by the employer into the Cafeteria Plan.

(9)	This amount represents a restricted stock award of 3,300 shares of Common Stock, which was awarded to Mr. Hahl on November 17, 2003, based on the closing sale price of the Company’s Common Stock on the Nasdaq National Market on November 17, 2003. One fifth of the shares covered by this award will vest on November 17, 2004, and the remaining shares will, as long as Mr. Hahl remains employed by the Company, vest in increments of 20 percent on each of the following four anniversary dates thereafter. Mr. Hahl has full voting and dividend rights with respect to the restricted stock during the vesting period.

(10)	This includes $1,380 in excess life insurance benefits, $10,000 in employer matching contributions to the Profit Sharing Plan, $4,000 in profit sharing, $4,000 in employer discretionary retirement contributions, $2,152 in employer matching contributions to the Compensation Deferral Plan and $550 paid by the employer into the Cafeteria Plan.

Grants of Options/SARs in 2003

          The following table sets forth certain information concerning options granted during 2003 to the Named Executive Officers. No stock appreciation rights (“SARs”) were granted in 2003.

Potential Realizable Value
at Assumed Annual Rates of
Stock Price Appreciation
	Individual Grants (1)				for Option Term

	Number of	Percent of
	Securities	Total
	Underlying	Options/SARS
	Options/SARs	Granted to	Exercise or
	Granted	Employees in	Base Price	Expiration
Name(a)	(#)(b)	Fiscal Year(c)	($/Share)(d)	Date(e)	5% ($)(f)	10% ($)(g)

Dennis S. Hudson, III	75,000	34.75%	$17.08	Nov. 17, 2013	$805,614	$2,041,584

Dale M. Hudson	—	—	—	—	—	—

A. Douglas Gilbert	—	—	—	—	—	—

C. William Curtis, Jr.	15,000	6.95%	$17.08	Nov. 17, 2013	$161,123	$408,317

William R. Hahl	13,000	6.02%	$17.08	Nov. 17, 2013	$139,640	$353,875

(1)	Granted under the 2000 Incentive Plan and vest, subject to continued employment, over five years at the rate of 20% on the first anniversary of the date of grant and then at the rate of 20% on each of the following four anniversaries thereafter.

Aggregated Option/SAR Exercises in 2003
and 2003 Year-End Option/SAR Values

          The following table shows stock options exercised by the Named Executive Officers during 2003, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares of Common Stock covered by both exercisable and non-exercisable options as of December 31, 2003. Also reported are the values for “in-the-money” options, which represent the positive spread between the exercise price of any such existing options and the year-end price of the Company’s Common Stock. No SARs were outstanding in 2003.

			Number of	Value of Unexercised
			Unexercised	In-the-Money
			Options/SARs at	Options/SARs at
			December 31,	December 31,
	Shares
	Acquired		2003(#)	2003($)
	on Exercise
		Value	Exercisable(E)/	Exercisable(E)/
Name(a)	(1)(b)	Realized(c)	Unexercisable (U)(d)	Unexercisable (U)(e)

Dennis S. Hudson, III	59,400	$726,942	132,000	(E	)	$1,263,700	(E	)
			75,000	(U	)	20,250	(U	)

Dale M. Hudson	—	—	—	(E	)	—	(E	)
			—	(U	)	—	(U	)

A. Douglas Gilbert	—	—	121,070	(E	)	$1,133,358	(E	)
			—	(U	)	—	(U	)

C. William Curtis, Jr.	19,226	$206,958	92,400	(E	)	$812,140	(E	)
			15,000	(U	)	4,050	(U	)

William R. Hahl	22,235	$267,167	49,500	(E	)	$466,825	(E	)
			13,000	(U	)	3,510	(U	)

(1)	Shares acquired prior to the Company’s eleven-for-ten stock split effective August 1, 2003 have been adjusted to reflect the split. All exercised and outstanding shares are shares of Common Stock, and all options and SARs relate to Common Stock. There are no options or SARs involving Preferred Stock.

Long-Term Incentive Plans – Awards in 2003

Performance Shares

          The following table sets forth certain information concerning performance-based restricted stock granted during 2003 to the Named Executive Officers. (1)

			Estimated Future Payouts Under Non-
		Performance	Stock Price-Based Plans
		or Other	(# of shares) (1)
	Number of	Period Until
	Shares	Maturation	Threshold	Target	Maximum
Name	(#) (1)	or Payout	(#)	(#)	(#)

Dennis S. Hudson, III	17,500	1/1/2004 -12/31/2008	4,375	8,750	17,500
Dale M. Hudson	0	—	0	0	0
A. Douglas Gilbert	35,000	1/1/2004 -12/31/2008	8,750	17,500	35,000
C. William Curtis, Jr.	4,000	1/1/2004 -12/31/2008	1,000	2,000	4,000
William R. Hahl	3,300	1/1/2004 -12/31/2008	825	1,650	3,300

(1)	Represents performance-vested restricted stock granted under the Seacoast Banking Corporation of Florida’s 2000 Long-Term Incentive Plan. These restricted shares vest over a 5-year performance period beginning January 1, 2004, and ending December 31, 2008, based upon the growth in the Company’s earnings per share (EPS) over the performance period compared to the Company’s EPS for fiscal year 2003, as follows:

EPS Growth	% of Restricted Shares Vesting

Less than 38%	0
38%	25%
50%	50%
75%	75%
85%	100%

          Notwithstanding the above schedule, 100% of the restricted shares will vest on the fifth anniversary of the grant date if the Company achieves a return on equity (ROE) of at least 16.5% for 3 consecutive quarters during the performance period, regardless of whether the EPS targets are met. During the performance period, all shares of restricted stock generally will be forfeited upon termination of employment for any reason.

Profit Sharing Plan

          Seacoast sponsors a Retirement Savings Plan for Employees of the First National Bank & Trust Company of the Treasure Coast (the “Profit Sharing Plan”). The Profit Sharing Plan has various features, including employer matching contribution for salary deferrals of up to 4 percent of the employee’s compensation for each calendar quarter. The Company matches 100 percent of any Elective Profit Sharing Contribution that is deferred into the Profit Sharing Plan. In addition, the Profit Sharing Plan has a Code Section 401(k) feature that allows employees to make voluntary “salary savings contributions” ranging from 1 percent to 15 percent of compensation (as defined by the Plan), subject to federal income tax limitations. After-tax contributions may also be made by employees with “voluntary contributions” of up to 10 percent of compensation (as defined in the Profit Sharing Plan for each plan year), subject to certain statutory limitations.

          A retirement contribution is made on an annual discretionary basis by the Company of up to 2 percent of “retirement eligible compensation,” as defined in the Profit Sharing Plan. At the end of each plan year, the Company’s Board of Directors decides whether to make a profit sharing contribution for the plan year. If it decides to make such a contribution, the contribution is allocated among eligible employees based on each employee’s “eligible compensation” as defined in the Profit Sharing Plan. At least 50 percent of this contribution (the “Non-Elective Profit Sharing Contribution”) is contributed to the employee’s Profit Sharing account. The balance (the “Elective Profit Sharing Contribution”) may be deferred into the Profit Sharing Plan or taken in cash by the employee, at the employee’s election.

Executive Deferred Compensation Plan

          The Bank offers an Executive Deferred Compensation Plan (the “Compensation Deferral Plan”) designed to permit a select group of management or highly compensated employees, including the Named Executive Officers, to elect to defer a portion of their compensation until their termination of employment with the Company and to receive matching and other Company contributions which they are restricted from receiving under the Company’s Profit Sharing Plan because of legal limitations.

Performance Graph

          The following line-graph compares the cumulative, total return on Seacoast’s Common Stock from December 31, 1998 to December 31, 2003, with that of the Russell 2000 Index (an average of the 2,000 smallest companies in the Russell 3000 Index) and the Russell 2000 Financial Services Index (an average of all financial service companies included in the Russell 2000 Index). Cumulative total return represents the change in stock price and the amount of dividends received over the indicated period, assuming the reinvestment of dividends.

	1998	1999	2000	2001	2002	2003

Seacoast	100	104.33	100.45	180.21	224.29	233.23
Russell 2000 Index	100	121.11	117.64	120.65	96.12	141.19
Russell 2000 Financial Services Index	100	95.56	113.87	128.40	132.99	184.85

Employment and Severance Agreements

          The Bank entered into an executive employment agreement with A. Douglas Gilbert on March 22, 1991. Similar agreements were entered into with Dennis S. Hudson, III on January 18, 1994, and with C. William Curtis, Jr. on July 31, 1995. Each such agreement has a three-year term and provides for automatic renewal on an annual basis at the end of that term; provided neither the employee nor the Bank gives written notice electing not to renew such agreement. Each such agreement contains certain non-competition, non-disclosure and non-solicitation covenants.

          These employment agreements also provide for a base salary, hospitalization, insurance, long term disability and life insurance in accordance with the Bank’s insurance plans for senior management, and reasonable club dues. Each executive subject to these contracts may also receive other compensation including bonuses, and the executives will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of the Bank may participate. The agreements provide for termination of the employee for cause, including willful and continued failure to perform the assigned duties, crimes, breach of the Bank’s Code of Ethics, and also upon death or permanent disability of the executive. Each agreement contains a Change in Control provision which provides that certain events, including the acquisition of the Bank or the Company in a merger, consolidation or similar transaction, the acquisition of 51 percent or more of the voting power of any one or all classes of Common Stock, the sale of all or substantially all of the assets, and certain other changes in share ownership, will constitute a “change in control” which would allow the executive to terminate the contract within one year following the date of such change in control. Termination may also be permitted by the executive in the event of a change in duties and powers, customarily associated with the office designated in such contract. Upon any such termination following a change in control, the executive’s base salary, hospitalization and other health benefits will continue for two years.

          The Company entered into Change in Control employment agreements with Dennis S. Hudson, III and A. Douglas Gilbert on December 24, 2003. Each agreement has a three-year term and provides for automatic one-year extensions unless expressly not renewed. A change in control must occur during this period (the “Change in Control Period”) to trigger the agreement. These agreements supercede the change-in-control provisions in the executives’ employment agreements with the Bank. Also on December 24, 2003, the Company entered into similar agreements with C. William Curtis, Jr. and William R. Hahl, each having a two-year Change in Control Period. On January 7, 2004, the Company executed similar agreements with Jean Strickland, Executive Vice President of the Company, Thomas H. Wilkinson, Executive Vice President of the Bank, and Teresa Idzior, Senior Vice President of the Bank, each having a one-year Change in Control Period.

          Each of the Change in Control employment agreements provides that, once a change in control has occurred, the executive subject to the contract (the “Subject Executive”) and the Company agree to continue, for the Change in Control Period, the Subject Executive’s employment in the same position as held in the 120 days period prior to the change in control. If the Subject Executive is terminated for “cause” or resigns “without good reason”, as defined in the agreement, the Subject Executive will receive minimal benefits. If the Subject Executive resigns for “good reason” or is terminated “without cause”, or resigns for any reason during a 30-day period specified in the contract, the Subject Executive will receive salary, a pro-rata bonus, and all accrued and deferred amounts through the termination date, as well as his annual base salary, bonuses and other benefits that otherwise would have been paid over the Change in Control Period. The Company will also provide health and other welfare benefits to the Subject Executive for the duration of the Change in Control Period.

SALARY AND BENEFITS COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

          Messrs. Crary (Chairman), Bohner, Furst and Santarsiero are the members of the Salary and Benefits Committee, none of whom is an officer or employee of Seacoast or its subsidiaries. See “Proposal 1 - Election of Directors.”

          Evans Crary, Jr., a director of Seacoast and the Bank, and Chairman of the Bank’s Executive Committee and the Company’s Salary and Benefits Committee, is a retired member of Crary, Buchanan, Bowdish, Bovie, Beres, Negron & Thomas, Chartered (“Crary-Buchanan”), a law firm in Stuart, Florida. Crary-Buchanan performed various legal services for Seacoast and the Bank during the fiscal year ended December 31, 2003.

          Several of Seacoast’s directors, executive officers and their affiliates, including corporations and firms of which they are directors or officers or in which they and/or their families have an ownership interest, are customers of Seacoast and its subsidiaries. These persons, corporations and firms have had transactions in the ordinary course of business with Seacoast and its subsidiaries, including borrowings, all of which, in the opinion of Seacoast’s management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Seacoast and its subsidiaries expect to have such transactions on similar terms with their directors, executive officers, and their affiliates in the future. The aggregate amount of loans outstanding by the Bank to directors, executive officers, and related parties of Seacoast or the Bank as of December 31, 2003, was approximately $3,397,293, which represented approximately 3.26% of Seacoast’s consolidated shareholders’ equity on that date.

          For information concerning specific transactions and business relationships between Seacoast or the Bank and certain of its directors or executive officers, see “Salary and Benefits Committee Interlocks and Insider Participation in Compensation Decisions.”

PRINCIPAL SHAREHOLDERS

          As of February 20, 2004, the only shareholders known to Seacoast to be the beneficial owners, as defined by SEC rules, of more than 5 percent of the outstanding shares of Common Stock were the following, for whom beneficial ownership information is set forth in the following table.

	Number and Percent of Common Stock
	Beneficially Owned
Name and Address of
Beneficial Owner	Number		%

Dale M. Hudson (1) (2)	1,620,671		10.45
192 S.E. Harbor Point Drive
Stuart, FL 34996

Dennis S. Hudson, Jr. (1) (3)	1,345,696		8.68
157 S. River Road
Stuart, FL 34996

Dennis S. Hudson, III (1) (3)	1,370,555		8.84
2341 NW Bay Colony Court
Stuart, FL 34994

Mary T. Hudson (1) (2)	1,620,671	(4)	10.45
192 S.E. Harbor Point Drive
Stuart, FL 34996

Anne P. Hudson (1) (3)	1,345,696	(5)	8.68
157 S. River Road
Stuart, FL 34996

Systematic Financial Management LP	875,757	(6)	5.71
Glenpointe East, 7th Floor
300 Frank W. Burr Boulevard
Teaneck, NJ 07666

Eaton Vance Management	979,552	(7)	6.40
24 Federal Street
Boston, MA 02110

(1)	Dennis S. Hudson, Jr. and Dale M. Hudson are brothers. Anne P. Hudson is the wife of Dennis S. Hudson, Jr. Mary T. Hudson is the wife of Dale M. Hudson. Dennis S. Hudson, III is the son of Dennis S. Hudson, Jr. and the nephew of Dale M. Hudson. See the table under “Proposal One – Election of Directors” for further information on their beneficial ownership.

(2)	Dale M. Hudson and his wife, Mary T. Hudson, are the general partners of Monroe Partners, their family limited partnership, which as of February 20, 2004 owned 1,456,121 shares of Company Common Stock. Each of Dale M. Hudson and Mary T. Hudson, as general partners, may be deemed to share voting and investment power with the other general partner and each of them disclaims beneficial ownership with respect to such shares except to the extent of their respective partnership interests. See “Proposal One – Election of Directors” for further information regarding their beneficial ownership.

(3)	Dennis S. Hudson, Jr. and his wife, Anne P. Hudson, together with their son, Dennis S. Hudson, III, are the general partners of Sherwood Partners, their family limited partnership, which as of February 20, 2004 owned 1,121,778 shares of Company Common Stock. Mr. and Mrs. Dennis Hudson, Jr. and their children are also limited partners of Sherwood Partners. Mr. and Mrs. Hudson have transferred certain of their limited partnership interests into trusts for the benefit of their family members and plan to make additional transfers from time to time. As of this date, none of the trust beneficiaries, other than Mr. and Mrs. Dennis Hudson, Jr., has a present interest in the trusts. Each of Dennis S. Hudson, Jr., Anne P. Hudson and Dennis S. Hudson, III, as general partners, may be deemed to share voting and investment power with the other general partners and each of them disclaims beneficial ownership with respect to such shares except to the extent described in the table under “Proposal One – Election of Directors”, which contains further information regarding their beneficial ownership.

(4)	Includes 164,550 shares held jointly with Mrs. Hudson’s husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(5)	Includes 67,442 shares held by Mrs. Hudson’s husband, as to which shares Mrs. Hudson may be deemed to share voting and investment power.

(6)	Systematic Financial Management, LP (“Systematic Financial”) is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). Of the shares beneficially owned, Systematic Financial reports it has sole voting power as to 569,952 shares and sole dispositive power as to 875,757 shares. The information regarding Systematic Financial, including the number and percent of Common Stock beneficially owned, is based solely upon a Schedule 13G dated February 13, 2004 and filed by Systematic Financial with respect to Common Stock beneficially owned as of December 31, 2003.

(7)	Eaton Vance Management (“Eaton Vance”) is an investment adviser in accordance with S240.13d-1(b)(1)(ii)(E). Of the shares beneficially owned, Eaton Vance reports it has both sole voting and sole dispositive power as to 979,552 shares. The information regarding Eaton Vance, including the number and percent of Common Stock beneficially owned, is based solely upon a Schedule 13G dated February 17, 2004 and filed by Easton Vance with respect to Common Stock beneficially owned as of December 31, 2003.

INDEPENDENT AUDITORS

          The Board of Directors, upon the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP, independent certified public accountants, as independent auditors for Seacoast and its subsidiaries for the current fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP became the independent auditors for Seacoast and its subsidiaries in June 2002, following the dismissal of Arthur Andersen LLP. The decision to replace Arthur Andersen LLP with PricewaterhouseCoopers LLP was made by Seacoast’s Board of Directors, upon the recommendation of the Audit Committee, and was not based upon any disagreement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. PricewaterhouseCoopers LLP’s report on Seacoast’s financial statements for the fiscal year ended December 31, 2003 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. PricewaterhouseCoopers LLP has advised Seacoast that neither the firm nor any of its partners has any direct or material interest in Seacoast and its subsidiaries except as auditors and independent certified public accountants of Seacoast and its subsidiaries.

          The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2002, and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2002	2003

Audit Fees (1)	$181,950	$191,500
Audit-Related Fees (2)	$40,900	$27,000
Tax Fees (3)	$175,000	$2,515
All Other Fees (4)	$0	$0

(1)	Includes the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q filed during fiscal years 2002 and 2003.

(2)	Includes the aggregate fees billed by PricewaterhouseCoopers LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services primarily related to audits of the Company’s Profit Sharing Plan and a subsidiary of the Bank, as well as reviews of the Company’s internal controls over financial reporting and Federal Home Loan Bank borrowings.

(3)	Includes the aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered related to implementation of a REIT project and assistance with a State of Florida tax deconsolidation request.

(4)	No fees were billed by PricewaterhouseCoopers LLP in the fiscal years ended December 31, 2002 and December 31, 2003 other than as stated above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

          A representative of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement on behalf of the firm, if he so desires, and will also be available to respond to appropriate questions from shareholders.

Pre-Approval Policy

          Under the Audit Committee’s Charter, the Audit Committee is required to approve in advance the terms of all audit services provided to the Company as well as all permissible audit-related and non-audit services to be provided by the independent auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and persons owning more than 10 percent of the Company’s Common Stock are required to furnish the Company with copies of all Section 16(a) reports they file. Based on the Company’s review of such reports and written representations from the reporting persons, the Company believes that, during and with respect to fiscal 2003, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10 percent of its Common Stock were complied with in a timely manner.

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

          To be considered for inclusion in the Company’s Proxy Statement and Proxy for the 2005 Annual Meeting of Shareholders, a shareholder proposal must be received at the Company’s principal executive offices no later than November 11, 2004, which is 120 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders. Any shareholder proposal not received at the Company’s principal executive offices no later than January 25, 2005, which is 45 calendar days before the one-year anniversary of the date the Company mailed this Proxy Statement to shareholders, will be considered untimely and, if presented at the 2005 Annual Meeting of Shareholders, the proxy holders will be able to exercise discretionary authority to vote your shares on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act.

OTHER MATTERS

          Management of Seacoast does not know of any matters to be brought before the Meeting other than those described above. If any other matters properly come before the Meeting, the persons designated as Proxies will vote on such matters in accordance with their best judgment.

OTHER INFORMATION

Proxy Solicitation Costs

          The cost of soliciting Proxies for the Meeting will be paid by Seacoast. In addition to the solicitation of shareholders of record by mail, telephone, electronic mail, facsimile or personal contact, Seacoast will be contacting brokers, dealers, banks, or voting trustees or their nominees who can be identified as record holders of Common Stock; such holders, after inquiry by Seacoast, will provide information concerning quantities of proxy materials and 2003 Annual Reports to Shareholders needed to supply such information to beneficial owners, and Seacoast will reimburse them for the reasonable expense of mailing proxy materials and 2003 Annual Reports to such persons.

Annual Report on Form 10-K

          Upon the written request of any person whose Proxy is solicited by this Proxy Statement, Seacoast will furnish to such person without charge (other than for exhibits) a copy of Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Requests may be made to Seacoast Banking Corporation of Florida, P.O. Box 9012, Stuart, Florida 34995, Attention: Dennis S. Hudson III, President & Chief Executive Officer.

By Order of the Board of Directors,

DENNIS S. HUDSON III
President & Chief Executive Officer

March 11, 2004

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EXHIBIT A

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

SEACOAST BANKING CORPORATION OF FLORIDA
AND
FIRST NATIONAL BANK AND TRUST COMPANY OF THE TREASURE COAST

Purpose

The Nominating and Governance Committee (the “Committee”) is responsible for identifying individuals qualified to become members of the Board of Directors (the “Board”) of Seacoast Banking Corporation of Florida (“Seacoast” or the “Company”) and/or First National Bank & Trust Company of the Treasure Coast (the “Bank”), and recommending to the Board of the Company and the Bank the director nominees for the next annual meeting of stockholders.

The Committee takes a leadership role, in concert with management, in shaping corporate governance policies and practices including recommending to the Board the corporate governance guidelines applicable to the Company and monitoring Company compliance with said policies and guidelines.

Composition

The Committee shall consist of three or more members, each of whom shall meet, as determined by the Board, the regulations of the Securities and Exchange Commission, the NASDAQ and any other applicable laws, rules and regulations, including those with respect to independence. Members of the Committee and the Committee Chair shall be appointed by the Board on the recommendation of the Committee. The composition of the Committee and its independence will be reviewed annually by the Board.

Meetings

The Committee shall meet as often as appropriate to fulfill its duties and responsibilities, but at least annually. The Committee may ask members of management or others to attend meetings or to provide relevant information.

Minutes of the Committee meetings shall be approved by the Committee and maintained.

Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

•	Review and assess the adequacy of the Company’s Code of Conduct, the Code of Ethics for Financial Professionals and any other related internal policies and guidelines.

•	Recommend to the Board the slate of nominees for election to the Board at the Bank and Company’s annual meeting of stockholders.

•	As the need arises, lead the search for individuals qualified to become directors, review the qualifications of individuals for consideration as director candidates, and recommend individual director candidates for election.

•	Develop and recommend to the Board appropriate criteria for determining director independence and for Board membership.

•	Review and make recommendations regarding stockholder proposals pertaining to Board governance and directors.

A-1

•	Monitor the orientation and continuing education programs for directors.

•	Obtain advice and assistance, as needed, from internal or external legal, accounting, search firms or other advisors, including the retention, termination and negotiation of terms and conditions of the assignment.

•	Regularly report to the Board on the Committee’s activities and findings.

•	Have and exercise such other powers, authority and responsibilities as may be determined by the Board of Directors.

The responsibilities and duties set forth above are meant to serve as a guide, with the understanding that the Committee may diverge from the specific duties listed as necessary or appropriate given the circumstances.

A-2

EXHIBIT B

AUDIT COMMITTEE CHARTER

SEACOAST BANKING CORPORATION OF FLORIDA
AND
FIRST NATIONAL BANK AND TRUST COMPANY OF THE TREASURE COAST

I.	Audit Committee Purpose

The Audit Committee is appointed by the Board of Directors of Seacoast Banking Corporation of Florida (the “Company”) to assist the Board and the Board of Directors of First National Bank and Trust Company of the Treasure Coast (the “Bank”) in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the Company’s accounting and financial reporting process and the integrity of the Company’s financial statements.

•	Monitor the Company’s systems of internal controls regarding finance and accounting.

•	Monitor the independence, qualifications and performance of the Company’s independent auditors.

•	Monitor the performance of the Company’s internal audit department.

•	Provide for communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, has direct access to the independent auditors, and has the sole authority to appoint or replace the independent auditor. The Audit Committee has the ability to retain special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties. The Company shall provide appropriate reasonable funding, as determined and approved by the Audit Committee, for payment of reasonable compensation to the independent auditors for the purpose of rendering or issuing an audit report and to any consultants or experts employed by the Audit Committee. The Audit Committee shall serve both the Company and the Bank.

The Company’s independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended.

II.	Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements of the National Association of Securities Dealers, Inc. or Nasdaq, Inc., as applicable. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and the Audit Committee shall seek to have at least one member who shall be an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”).

Audit Committee members shall be appointed by the Board on recommendation of the Nominating Committee. The members of the Audit Committee shall designate a Chair by majority vote of the Committee membership.

The Audit Committee shall meet at least four times annually, and more frequently as circumstances dictate. The Audit Committee Chair shall approve an agenda in advance of each meeting. The Committee shall meet privately in executive session at least annually with management, the director of the internal auditing department, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. The Audit Committee may request any officer or employee of the Company or the Bank, or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of or consultants to the Committee.

III.	Audit Committee Responsibilities, Duties and Authority

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statements and Financial Reporting

1.	Review the Company’s annual audited financial statements prior to distribution or filing of the Company’s Form 10-K. Review should include discussions with management and the independent auditors regarding significant financial reporting and accounting issues, critical accounting policies, practices and judgments, in connection with the preparation of the Company’s financial statements, including alternative GAAP accounting treatment for material items. Recommend to the Board of Directors whether the audited financial statements should be included in the Company’s Form 10-K.

2.	Review with financial management and the independent auditors the Company’s quarterly financial statements prior to the release of earnings or filing of the Company’s Form 10-Q.

3.	Consider the independent auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

4.	Discuss with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the Company’s financial statements.

5.	In consultation with management, the independent auditors, and the internal auditors, consider the integrity of the Company’s financial reporting processes and controls; discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposure; and review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

6.	Discuss with the independent auditors any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”) relating to the conduct of the audit, including any difficulties encountered in the course of the audit, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7.	Perform the services required of an audit committee specified in Part 363 of the Federal Deposit Insurance Corporation Rules and Regulations.

Relationship with Independent Auditors

8.	Have the sole authority to appoint or replace the independent auditors (subject to shareholder ratification, if applicable), and be responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

9.	Serve as the representative of the Company to which the independent auditors directly report.

10.	Review the qualifications, independence and performance of the independent auditors, including an evaluation of whether the provision of permitted non-audit services is compatible with maintaining the auditors’ independence.

11.	On an annual basis, review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. As part of this, the Committee shall discuss the written disclosures, letter, and other matters required of the outside auditors by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

12.	Review and evaluate the lead partner of the independent auditors and ensure audit partner rotation in compliance with applicable law.

13.	Review the independent auditors’ audit plan—discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

Oversight of Internal Audit Function

14.	Review the budget, plan, changes in plan, activities, organizational structure, and qualifications of the internal audit department, as needed.

15.	Review the appointment, performance, and replacement of the Company’s internal auditor.

16.	Review significant reports prepared by the internal audit department, together with management’s response and follow-up to these reports.

Compliance and Disclosure

17.	Make regular reports to the Board of Directors.

18.	Review the Audit Committee’s own performance annually.

19.	Review and reassess the adequacy of this Charter at least annually. Submit the Charter and any recommended changes to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

20.	Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

21.	Review all related party transactions for potential conflicts of interests and approve those not already approved by the Board of Directors.

While the Committee has the responsibilities and powers set forth in this Charter, in its oversight capacity, it is not the duty of the Committee to plan or conduct audits or to determine or guarantee that the Company’s accounting practices and financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and codes of conduct established by the Company. Further, the Committee may rely upon the reports of legal counsel, accountants and other experts, as well as members of the Company’s management.

This Charter is not intended to, and shall not, alter the standards of conduct set forth in the Florida Business Corporation Act for directors, including those directors who serve as Committee members. Members of the Committee shall have the benefits of all safe harbors and protections from liabilities provided by the Florida Business Corporation Act, or otherwise with respect to their service on the Committee.

Further, nothing herein is intended to or shall limit the responsibilities, duties and liabilities of the independent auditors to the Company, the Board of Directors and the Committee.

PROXY	COMMON STOCK

THIS PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS

SEACOAST BANKING CORPORATION OF FLORIDA

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
THURSDAY, APRIL 22, 2004

The undersigned hereby appoints William R. Hahl and John R. Turgeon, or either of them, each with full power of substitution, as Proxies, to vote all shares of the Common Stock of Seacoast Banking Corporation of Florida (“Seacoast”) which the undersigned may be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Port St. Lucie Community Center, 2195 S.E. Airoso Boulevard, Port St. Lucie, Florida, on Thursday, April 22, 2004, at 3:00 P.M., local time, and at any adjournments or postponements thereof (the “Annual Meeting”), as directed below, upon the proposals described in the Proxy Statement and the Notice of Annual Meeting of Shareholders, both dated March 11, 2004, the receipt of which is acknowledged.

(Continued, and to be marked, dated and signed, on the other side)

When this proxy is properly executed, all shares will be voted in the manner directed herein by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR all proposals.	Please mark your votes like this	☒

1.	Election of Class II Directors	FOR all nominees for director listed (except as marked to the contrary below)	WITHHOLD AUTHORITY (to vote for all nominees listed)
		☐	☐

To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below

John H. Crane Jeffrey S. Furst Dennis S. Hudson, Jr. Thomas H. Thurlow, Jr. Thomas E. Rossin

2.	In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SEACOAST BANKING CORPORATION OF FLORIDA, AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Signature(s)	Date

Signature(s)	Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.